Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: February 2008

1)	Beginning of the Month Principal Receivables:	$45,070,534,543.58
2)	Beginning of the Month Finance Charge Receivables:	$995,863,389.51
3)	Beginning of the Month AMF Receivables :	$61,823,754.75
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$46,128,221,687.84

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$834,408,627.55
11)	Additional Finance Charge Receivables:	$2,697,863.55
12)	Additional AMF Receivables	$14,320.80
13)	Additional Total Receivables:	$837, 120,811.90

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$44,886,799,500.22
16)	End of the Month Finance Charge Receivables:	$958,691,300.11
17)	End of the Month AMF Receivables	$54,427,790.00
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$45,899,918,590.33

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$38,958,823,319.86

22)	End of the Month Seller Percentage	13.21%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: February 2008

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	302,451	$562,210,007.74
	3)	60 - 89 days delinquent	236,785	$449,246,884.00
	4)	90+ days delinquent	553,790	$1, 133,925,391.44

	5)	Total 30+ days delinquent	1,093,026	$2, 145,382,283.18

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.67%

7)	Defaulted Accounts during the Month		183,260	$280,961,133.44

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.34%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: February 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,367,404,273.58	17.82%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,462,460,904.44	16.26%

	3)	Prior Month Billed Finance Charges and Fees	$666,346,453.00
	4)	Amortized AMF Income	$29,699,125.04
	5)	Interchange Collected	$113,344,696.05
	6)	Recoveries of Charged Off Accounts	$100,015,269.68
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$909,405,543.77	23.77%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: February 2008

1)	Beginning Unamortized AMF Balance			$166,849,269.86
	2)	+ AMF Slug	$90,466.83
	3)	+ AMF Collections	$25,236,650.41
	4)	- Amortized AMF Income	$29,699,125.04
5)	Ending Unamortized AMF Balance			$162,477,562.06

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables